Exhibit 99.1
October 17, 2006
R. John Anderson
28 Gallop Road
Singapore 259009
Dear John:
It is my pleasure to provide you with a summary letter that outlines the basic terms of your appointment to San Francisco, California as President and Chief Executive Officer of Levi Strauss & Co., effective November 27, 2006. This offer has been approved by the Board of Directors and includes the following:
Annual Compensation

Component	Amount
Base Salary (annualized rate)	USD $1,250,000 (gross)
Annual Incentive Plan (AIP)	USD $1,375,000 (gross target awards based on 110% participation rate)

2006 Equity Incentive Plan
•	In July 2006, you received a grant award of 462,696 Stock Appreciation Rights. The terms and conditions governing this award are outlined in your Stock Appreciation Rights Grant Notice.
U.S. Benefits Programs
•	There are a number of benefit options available to you in the areas of health care, and life insurance, as well as our long-term savings programs (the U.S. 401(k) and deferred compensation programs) which provide important tax advantages for your savings. Please contact Greg Holmes to get more details on these programs.
•	You are eligible to participate in the executive perquisite programs associated with a position at your level. The value of these programs is approximately $29,580 annually including parking.

John Anderson	October 17, 2006
Transition to the U.S.
•	Effective December 1, 2006, you will transition to the U.S. payroll and, with the exception of the items cited later in this letter, you will no longer be eligible for benefits under the global assignee program. In addition, contributions to your Australian benefit programs and the Supplemental Executive Incentive Plan (SEIP) will cease, and you will become eligible to participate in the U.S. programs. Cash distributions of your Australian benefits and the SEIP will be handled in accordance to the relevant plan document.
•	To assist with the transition of you and your family to the Bay Area, LS&CO. will provide the following:
▪	Continued availability of a company paid apartment and automobile while your family remains in Singapore.

▪	An apartment in San Francisco for your use on a temporary basis until you and your family are able to move into a permanent residence in the Bay Area.

▪	Application of your current hypothetical tax rate on your 2006 AIP and final Management Incentive Plan payments.

▪	A gross lump sum payment of $5,000,000 (USD) to be paid in three installments based on the following schedule —
➢	First payment — $3,000,000 paid in November 2006

➢	Second payment — $1,000,000 paid in January 2008

➢	Third payment — $1,000,000 paid in January 2009
To be eligible for these payments, you must be actively employed with LS&CO. at the time of each payment.
•	In accordance with the company policies, you will be eligible for relocation benefits. Further information about the U.S. Relocation Program will be provided to you soon.
•	You will continue to be eligible for annual home leave benefits in accordance with the company global assignee policy.
John, we are very excited to offer you this position. We are confident that through the breadth of your experience coupled with your leadership ability, you will continue to contribute to LS&CO.’s success and to the legacy of our company.
Sincerely,
Robert D. Haas
Chairman of the Board
cc: Pat House

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